UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 3, 2009

BELO CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-8598	75-0135890
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

P. O. Box 655237
Dallas, Texas	75265-5237
(Address of principal executive	offices) (Zip Code)
Registrant’s telephone number, including area code: (214) 977-6606
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In September 2007, the Company adopted a Change in Control Severance Plan (the “Severance Plan”) that provides for severance benefits for its executive officers and other designated participants in the event of a change in control of the Company and a termination of employment under specified circumstances. Benefits under the Severance Plan are calculated based on multiples of compensation, referred to as “severance multiples,” for designated participants.
Prior to March 3, 2009, the “severance multiple” for the Chief Executive Officer was 3.0 and the “severance multiple” for other members of the Company’s Management Committee (who are the other currently designated participants) was 2.5. On March 3, 2009, the Board of Directors approved an amendment to the Severance Plan, effective as of December 31, 2008, reducing the benefits potentially payable to participants under the Severance Plan by reducing the “severance multiple” for the Chief Executive Officer to 2.0 and the “severance multiple” for all other participants to 1.5. As amended, the Severance Plan remains in full force and effect.
The Severance Plan as initially adopted is filed as Exhibit 10.1 to the Company’s Form 8-K filed October 1, 2007. The Severance Plan amendment effecting these changes is filed as Exhibit 10.1 to this Form 8-K. Both exhibits are incorporated by reference herein.
Item 8.01 Other Events.
On March 3, 2009, the Company issued a press release announcing the declaration of a cash dividend of $0.075 for each outstanding share of Series A common stock and Series B common stock to be paid on June 5, 2009 to shareholders of record on May 15, 2009. The Company also announced that it is suspending its cash dividend indefinitely following the June 5, 2009 payment. The press release is attached as Exhibit 99.1 hereto.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
10.1	Amendment dated March 3, 2009 to the Belo Corp. Change in Control Severance Plan.

99.1	Press Release dated March 3, 2009.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 5, 2009	BELO CORP.
	By:	/s/ Brenda C. Maddox
Brenda C. Maddox
Vice President/Treasurer and Tax

EXHIBIT INDEX
10.1	Amendment dated March 3, 2009 to the Belo Corp. Change in Control Severance Plan.

99.1	Press Release dated March 3, 2009.